Exhibit 99.1

DESKTOP METAL ANNOUNCES APPOINTMENT OF SCOTT DUSSAULT AS NEW DIRECTOR FOLLOWING RECENT ELECTION OF STEPHEN NIGRO

Stephen Nigro, Former President of HP 3D Printing, and

Scott Dussault, Veteran CFO, to Add Wealth of Industry and

Operational Expertise to Desktop Metal Board of Directors

December 22, 2020 - BURLINGTON, Mass. – Desktop Metal (NYSE: DM), a leader in mass production and turnkey additive manufacturing solutions, today announced the appointment of Scott Dussault to its Board of Directors effective as of December 18, 2020. Dussault was also appointed to serve on the Audit Committee of the Board as its Chairman. Dussault’s appointment follows the recent election of Stephen Nigro to the Board of Directors effective as of the closing of its recent business combination with Trine Acquisition Corp. on December 9, 2020.

Nigro most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Nigro previously served as the Senior Vice President of HP, Inc.'s Imaging & Printing business leading a global $21 billion business. He has over 38 years of experience starting new businesses and running large at-scale global businesses. Currently, Nigro serves on the board of directors of Kornit Digital Ltd. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University.

“Stephen is a highly respected and proven leader in the additive manufacturing industry,” said Ric Fulop, Desktop Metal’s CEO, co-founder, and Chairman of the Board of Directors. “He brings deep technical knowledge and an unmatched understanding of the additive manufacturing landscape to our Board. We are excited to have him join us, and we will call on his broad experience launching and scaling HP’s 3D printing business as we advance Desktop Metal’s Additive Manufacturing 2.0 solutions for end-use applications across an array of industries.”

“I am thrilled to join the Desktop Metal Board of Directors,” said Nigro. “Desktop Metal has a compelling portfolio of additive manufacturing solutions and a talented team. I look forward to partnering with my fellow Board members and Desktop Metal management as we work to take advantage of this significant opportunity.”

Dussault has more than 20 years of operational and financial leadership experience and a track record of success in both public and private technology companies. He has served as EVP, COO, and CFO at Nasuni Corporation, a leading cloud storage provider, since January 2015. Prior to joining Nasuni, Dussault was EVP and CFO at Demandware, where he led the company through its initial public offering, which resulted in a market capitalization of over $3 billion. He also previously held CFO roles at Archivas, Astra Tech, and StorageNetworks. Currently, Dussault serves as an advisory board member at BigCommerce and MotiveMetrics. Dussault holds a B.S. from Stonehill College.

“I have had the pleasure of working with Scott previously as an early stage investor in Dyn and Demandware. Scott brings to our Board a wealth of experience leading finance and operational functions at a number of high growth companies, and we are fortunate to have him assume the chair of our Audit Committee,” said Fulop. “I am confident he will provide valuable perspectives as we continue to execute our strategy to enhance value for all Desktop Metal shareholders.”

“It’s an honor to join Desktop Metal’s Board of Directors,” said Dussault. “It’s been exciting to watch the additive manufacturing industry unfold as one of the most transformative technology innovations of our time, and I look forward to the opportunity to be a part of the industry’s continued growth and a member of Desktop Metal’s team as it extends its market position.”

Desktop Metal’s other directors consist of Fulop; Leo Hindery, Jr., technology investor, operator and former CEO of Trine Acquisition Corp; Andy Wheeler, General Partner of GV (formerly Google Ventures); Bilal Zuberi, Partner at Lux Capital; Byron Knight, Managing Director of Koch Disruptive Technologies; Dayna Grayson, Managing Partner of Construct Capital and formerly Partner at New Enterprise Associates (NEA); Jeff Immelt, Venture Partner at NEA and former CEO of General Electronic Co.; Steve Papa, CEO of Parallel Wireless; and Wen Hsieh, General Partner of Kleiner Perkins Caufield & Byers.

About Desktop Metal

Desktop Metal, Inc., based in Burlington, Massachusetts, is accelerating the transformation of manufacturing with end-to-end 3D printing solutions. Founded in 2015 by leaders in advanced manufacturing, metallurgy, and robotics, the company is addressing the unmet challenges of speed, cost, and quality to make 3D printing an essential tool for engineers and manufacturers around the world. Desktop Metal was selected as one of the world’s 30 most promising Technology Pioneers by the World Economic Forum; named to MIT Technology Review’s list of 50 Smartest Companies; and recognized among the most important innovations in engineering in Popular Science’s “Best of What’s New.” For more information, visit www.desktopmetal.com.

Forward Looking Statements

This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements generally relate to Desktop Metal’s future financial or operating performance. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, including the negatives of such terms. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the ongoing COVID-19 pandemic and measures taken by Desktop Metal, its customers and suppliers, and governmental authorities in response thereto; (ii) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors, including downturns in the highly competitive additive manufacturing industry; (iii) the ability to implement business plans, forecasts, and other expectations and identify and realize additional opportunities; and (iv) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” in the registration statement on Form S-4 initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2020, as amended, and the Company’s other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Press Contact

Lynda McKinney, 978-224-1282

Lyndamckinney@desktopmetal.com

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